Exhibit 99.1

Mawson Infrastructure Group Inc Expands Midland Facility to 120 MW

Mawson Signs an Extension of Current Lease to Include Additional 20 MW, Increasing Capacity to at the Midland PA facility to 120 MW.

● Total of 120 MW to be Online Early Q2, 2023

Sharon, PA – March 2, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson’’ or the “Company”), a digital infrastructure provider, announces today that it has signed a lease amendment for its facility in Midland, PA which will allow for an additional 20 MW of power capacity. Upon completion of development works, the site will have 120 MW of capacity. The site is expected to be 100% online in early Q2, 2023.

Mawson is deploying an additional 10 Modular Data Centers and 5,880 ASIC miners needed to fill the capacity. All of the Company’s mining units are fully funded and currently being installed at the Midland, PA. facility.

Mawson is currently developing another 120 MW facility in Sharon, PA, which is expected to come online incrementally through 2023 and 2024. Combined, the two sites will have 240 MW available (once fully developed) which can house up to 70,560 miners which can produce up to 7.8 EH/s or approximately 31.4 BTC/day (or $287 million in revenue per year).1

Mawson expects to have 132 MW online in early Q2, 2023 representing enough power for up to 38,808 ASIC miners, operating at approximately 4.2 EH/second2. This capacity expansion could potentially generate up to approximately 16.9 BTC per day, or approximately $154 million in revenue per year.3

James Manning, CEO, commented “We are delighted to have increased our operational capacity through the lease amendment. Mawson continues to push forward through 2023. This expansion is testament to our relationships with our partners as well as the hard work of our operational and legal teams to execute. We look forward to energizing our full capacity throughout the year. We now have 240 MW online and under development in Pennsylvania, and will continue to search for strategic opportunities in these areas.”

[1]	At the current Bitcoin price, block reward rate and network difficulty, assuming those miners are online with 100% uptime.
[2]	Statements about ASIC miner capacity and Exahash forecasts in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units). Mawson’s ability to deploy units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners customers have to deploy.
[3]	At the current Bitcoin price, block reward rate and network difficulty, assuming those miners are online with 100% uptime.

Construction underway at the Midland, PA site

----

ENDS

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com